CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 40 to Registration Statement No. 333-173080 on Form N-1A of our report dated November 24, 2015, relating to the financial statements and financial highlights of River Canyon Total Return Bond Fund, one of the portfolios constituting the Advisers Investment Trust, appearing in the Annual Report on Form N-CSR of Advisers Investment Trust, for the period ended September 30, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
January 26, 2016